Exhibit 99.2

PRESS RELEASE

US MEDIA CONTACT:
Mary Ellen Ynes
A&R Edelman
650-762-2849
mynes@ar-edelman.com
FOR RELEASE July 9, 2008
Intervoice CEO Robert Ritchey to Retire — Jim Milton to Become New CEO
DALLAS, July 9, 2008 — Robert Ritchey, CEO of Intervoice, Inc. (NASDAQ: INTV) today announced his intention to retire from the company effective August 31, 2008. In anticipation of Mr. Ritchey’s retirement, the Intervoice Board of Directors has elected Jim Milton, currently President and Chief Operating Officer, to become President and Chief Executive Officer effective September 1, 2008.
Mr. Ritchey will continue to serve as a director of the company and is a nominee for re-election to the Intervoice Board of Directors at our annual meeting of shareholders scheduled for July 16, 2008. He will continue to actively support the company as a member of the Board of Directors.
David Brandenburg, Chairman of Intervoice, stated, “Bob has been a major contributor to Intervoice over the past eight years, and I wish him all the best during his retirement. I look forward to his active participation on the Intervoice Board of Directors.” David added, “The Board of Directors is very confident in the future of the company with Jim Milton at the helm. His strong leadership will help guide the company into its next phase of growth.”
Ritchey joined Intervoice in December of 2000 from Honeywell Fire and Security Systems where he was Vice President and General Manager of their Integrated Security Systems Division. Prior to this assignment, he enjoyed a career that spanned over 30 years serving in senior and general management positions with Tyco/Sensormatic, Nortel and Sprint. In 1992, Ritchey started the Interactive Voice Response (IVR) product line at Nortel which became a major competitor to Intervoice. Since joining Intervoice, Ritchey served as President of the Enterprise Product Division until his appointment to President and Chief Operating Officer of the company in July of 2002. He was elected to the Board of Directors in June of 2004 and became President and Chief Executive Officer in November of 2004. Ritchey is a graduate from the University of Pittsburgh and will turn 62 years old in September, 2008.

Mr. Milton joined Intervoice in January of 2006 after 25 years of high technology sales, marketing and general management experience at Digital Equipment Corporation, Compaq, Hewlett-Packard and UGS Corporation. Most recently, he was Executive Vice President at UGS Corporation (now a Siemens company). He previously rose to the level of Senior Vice President and Managing Director of the Americas for Hewlett-Packard.
Mr. Milton received a Bachelor of Mathematics degree with Joint Honors in Computer Science and Economics from the University of Waterloo in Canada.
In announcing his retirement Ritchey said, “We are fortunate to have an executive, with the experience and leadership ability that Jim Milton exemplifies, ready to assume the position of President and CEO. I am very confident that the company will continue to prosper under his leadership.”
About Intervoice
Intervoice is a world leader in delivering natural, intuitive ways for people to interact, transact and communicate. Intervoice software and professional services enable innovative voice portal, IP contact center, hosted and mobile messaging and self-service applications. More than 5,000 customers in 80 countries have relied on Intervoice, including many of the world’s leading financial and healthcare institutions, telecommunications companies, utilities, and governments. For more information, visit www.intervoice.com.
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